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                          Independent Auditors' Consent

The Board of Directors
Comtech Telecommunications Corp.:

We consent to incorporation by reference in the Registration Statement (No. 2-89857) on Form S-8 of Comtech Telecommunications Corp. of our report dated September 18, 1998, relating to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule II for each of the years in the three-year period ended July 31, 1998, which report appears in the July 31, 1998 annual report on Form 10-K of Comtech Telecommunications Corp. and subsidiaries.


                                          /s/ KPMG Peat Marwick LLP

                                          KPMG PEAT MARWICK LLP

Melville, New York
September 18, 1998